Apolo Gold & Energy Inc. Announces Appointment of Two New Directors

Hong Kong, January 17, 2014 ) -- Apolo Gold & Energy Inc. (“Apolo” or the “Company”) (OTCQB:APLL), a Nevada Corporation, is pleased to announce that it has appointed two new Directors to the Company.

The new Directors are Mr. Fan Xiaojun and Mr. Zheng Heping. They join Mr. Kelvin Chak, the Company’s President and CEO, the Company’s Chief Financial Officer, Edward Low as well as Directors Huang Chin Lung and David Yu on the Board of Directors.

Fan Xiaojun, Director

Mr. Fan Xiaojun received a Bachelor of Business Studies degree from the Hunan University of Commerce in June 1987 and for the past 25 years has worked in provincial government positions and the private sector. From July 1987 to December 2002 he worked as an Administrative Officer for the People’s Government of Hunan Province conducting professional research, providing services and supervising small local companies. He was also responsible for the preparation of plans for government officials and for monitoring the disclosure of government’s activities. From January 2003 to December 2012 he served as an Investment Manager for the Beijing CenTech RVing Club Co. Ltd. where he was in charge of planning the development strategy and implementing the details of annual investment plans for the company. He served as a director for ECP (Emerging Capital Partners) from January 2006 to December 2012. His duties included establishing the company’s strategic policies, planning its annual objectives and principals of management in order to minimize company’s bond issuances. From January 2009 to January 2012 he served as a director of US Master Partnership Limited for the Greater China region where his responsibilities included the implementation of the company’s acquisition plans, and evaluation of its financial reports. Since February 2012 he has been serving as the Chairman and Chief Executive Officer of the Zhong Hao Asset Management (Hunan) Co.,Ltd. in this role he is in charge of conducting the company’s operations and decision making respecting income distribution and financial plans.

Zheng Heping, Director

Mr. Zheng Heping received a Bachelor of Business Studies degree from the Hunan University of Commerce in June 1997. From January 1998 to November 2005 he worked as a Marketing and Investment Consultant for the Beijing Zhongtian Fangche Club. He was responsible for providing financial services, customizing financial plans and establishing advertising and marketing campaigns. He served as president of San Ba Fu Le Limited from January 2006 to December 2008. His duties included conducting operations for the company, executing board decisions and coordinating the work of department heads. From February 2009 to November 2012 he worked as a fund manager and as a research and development director for Tianjin Hanhong, Co., Ltd. where he was responsible for setting up the company’s business administrative objectives, executing board decisions and organizing annual meetings for investors and partners. Since December 2012 he has been Chairman of the Board of Directors of the Changsha Hanhong Co. Ltd. His duties include decision making for the company’s development strategy and administrative objectives, supervision of the daily duties of personnel and the hosting of shareholder and board meetings.

Kelvin Chak, CEO stated, “We are very pleased to welcome our two new directors to round out the board of directors. As we continue to move ahead with our business plan their experience, contacts and depth of business skills will assist us enormously”.

Kelvin Chak, President & CEO

Apolo Gold & Energy Inc.

9th floor, Kam Chung Commercial Bldg,

19-21 Hennessy Road, Wanchai, Hong Kong.

info@ApoloGoldUS.com

www.apologoldus.com

SOURCE: Apolo Gold & Energy Inc.